                                                                    EXHIBIT 99.1

                                                                   [AXCESS LOGO]

NEWS RELEASE
FOR IMMEDIATE RELEASE

Clint Hughes - Director of Marketing             Devon Jaffier
AXCESS Inc.                                      Middlleberg Euro RSCG
972-407-6080                                     212-699-2632
chughes@axsi.com                                 devon@middleberg.com


           Allan L. Frank Named Chief Financial Officer of AXCESS Inc.

     16-year financial and strategic leadership vet was also former founding member of executive team of wireless solutions company

DALLAS, TX - April 1, 2002 - AXCESS Inc. (Nasdaq: AXSI), a leading provider of advanced technology security and asset management products and solutions, announced today that Allan L. Frank, 38, has been appointed Chief Financial Officer. Mr. Frank brings to AXCESS more than 16 years of experience in financial and administrative leadership, financial planning, and organizational management. Mr. Frank replaces James Craig, who left the company in February to pursue other professional opportunities.

"Allan brings to AXCESS a wealth of knowledge and experience as a financial, operational, and strategic leader, which will benefit the company greatly." said Allan Griebenow, President and CEO of AXCESS. "We are extremely pleased to welcome Allan to the AXCESS team."

Before joining the executive team at AXCESS, Mr. Frank held various positions during his three-year tenure (1999-2001) at Vast Solutions, Inc., a wireless application solutions provider. While at Vast Solutions, he served as chief financial officer and during his tenure revenues for the company grew from $1.1 million to $5.4 million.

Prior to Vast, Mr. Frank spent six years at Paging Network, Inc. (PageNet), a provider of wireless communications services. While at PageNet, Mr. Frank served as director of special projects and vice president of business development
(1999), director of international finance (1996-1998), and director of financial analysis (1993-1995). Before PageNet, Mr. Frank held various financial leadership positions at pharmaceutical distributor FoxMeyer Corporation and OrNda HealthCorp, a health-care management company.

Mr. Frank holds a bachelor's of science degree from the Ohio State University and Master's degree in business administration from the University of North Texas.

About AXCESS
------------

AXCESS Inc., headquartered in Dallas, TX, provides advanced security and asset management systems for business and government. Its network-based systems provide application solutions that reduce loss and liability, and boost productivity in areas that provide significant value for the customer. In security, the solutions extend traditional system coverage through the use of smart, network-based devices including wireless technology, making security systems more pervasive and effective at reduced cost. A particular focus on automatic security incident detection and notification further increases productivity and effectiveness. Beyond traditional security, maximizing the utilization of critical assets such as computers, inventory, people, and vehicles, improves business operations by automatically locating, tracking, monitoring, and protecting assets. The main applications are security video
(CCTV), personnel and vehicle
access control, and automatic asset tracking and protection. The Company provides solutions in the recently identified homeland security markets such as air and ground transportation, water treatment facilities, oil and gas, power plants, as well as in data centers, retail/convenience store, educational, healthcare, and supply chain markets. AXCESS utilizes two patented and integrated technologies: network-based radio frequency identification (RFID) tagging and streaming video. Application and browser-based software delivers critical real-time information tailored to each end user via the enterprise network or Internet, also providing custom alerts in the form of streaming video, e-mail, or pages to wireless devices. AXCESS is a VennWorks LLC partner company

                                       ###